EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

United Financial Mortgage Corp. Reports Results for Fiscal 2005

Oak Brook, IL, Thursday, June 30, 2005 -- United Financial Mortgage Corp. (NASDAQ: UFMC or the “Company”) today announced results for the fourth quarter and twelve months ended April 30, 2005.

Fiscal Year Ended April 30, 2005 Highlights

•	Revenue for the year was $76.9 million, compared to $70.2 million for the year ended April 30, 2004, an increase of 10%.

•	Earnings per diluted share for the year was $.22 per share, compared to $.97 per share for the year ended April 30, 2004.

•
As of April 30, 2005, the Company had a book value per share of $5.09, compared to $4.83 as of April 30, 2004, an increase of 5%. The Company’s cash position, including cash and cash equivalents, certificates of deposit and restricted cash, was $19.5 million or 63% of shareholders’ equity.

•	The mortgage loans in the Company’s mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.7 billion, compared to $1.4 billion as of April 30, 2004, an increase of 21%.

•	Mortgage loan origination volume for the fiscal years ended April 30, 2005 and 2004 remained stable at $2.7 billion.

•	As of April 30, 2005, the Company had 50 branch offices, up from 35 branch offices as of the same date last year.

•
On May 5, 2005, the Company announced that it had entered into a definitive agreement to acquire the Prime Wholesale Origination Division of AmPro Mortgage Corporation. The Company expects the acquisition to add between $2.4 and $3 billion in annual mortgage loan originations. Upon completion of the acquisition, according to information published by National Mortgage News, which is based in Washington, DC, the Company will be the 29th largest residential wholesale mortgage lender in the country and the 58th largest residential mortgage lender in the United States, based on 2004 loan originations

•	On January 6, 2005, the Company consummated the acquisition of Plus Funding.

•	On August 31, 2004, the Company consummated the acquisition of Vision Mortgage Group.

Fourth Quarter Results

Revenues for the quarter ended April 30, 2005 increased $1.6 million to $19.5 million from $17.9 million for the quarter ended April 30, 2004. Net income was ($1.5) million, or ($.24) per diluted share, for the most recent quarter, as compared with $1.0 million, or $.17 per diluted share, for the corresponding period last year.

Twelve Month Results

Revenues for the twelve months ended April 30, 2005 increased $6.7 million to $76.9 million from $70.2 million for the corresponding period last year. Twelve month net income decreased to $1.4 million, or $.22 per diluted share, as compared to $4.8 million, or $.97 per diluted share for the same period last year.
Mortgage Banking Business

As of April 30, 2005, the mortgage loans in the Company’s mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.7 billion, up from $1.4 billion as of the same date last year. Income from mortgage loan-servicing increased by $236 thousand from $718 thousand to $954 thousand for the quarter ended April 30, 2005 and by $1.1 million from $2.4 million to $3.5 million for the twelve months ended April 30, 2005, a 33% and 46% increase, respectively, from the same periods last year. The weighted average coupon rate of the underlying mortgage loans in the mortgage loan-servicing portfolio was approximately 5.4% as of April 30, 2005.

The Company funded $791 million in mortgage loans in the fourth quarter ended April 30, 2005, a $92 million increase as compared to the fourth quarter ended April 30, 2004. For the twelve months ended April 30, 2005, the Company funded $2.7 billion in mortgage loans, compared to $2.7 billion during the same period last year.

Commenting on mortgage operations in the Company’s fourth quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, “The Company’s fourth quarter was marked by three major events. First, due to the decrease in long term rates as of the dates on which valuations were prepared, the Company recognized a one time non-cash charge of $1.8 million by recording a valuation allowance against the Company’s mortgage loan-servicing portfolio.  If long term rates increase, the Company may be required to reverse part or all of the valuation allowance, at which time the Company would recognize income to the extent of the reversal of the valuation allowance. Second, the Company recognized a reduction in the gain on sale of loans in the month of April.  A greater than normal amount of loans with higher margins that were eligible to be sold in April were not actually sold until May.  As such, we believe that this is a timing issue and anticipate that the combination of April and May’s gain on sale of loans will be consistent with our historical averages. Lastly, the Company experienced tightening interest rate spreads on its loans held for sale. The continued flattening of the yield curve has caused a significant decrease in how much the Company earns on its warehouse spread, or the difference between the interest the Company pays on its warehouse lines and the interest it earns on loans held for sale. Whereas the Company enjoyed a warehouse spread of about 250 basis points earlier this fiscal year, the spread during March and April 2005 was at about 100 basis points. As of June 1, and primarily in anticipation of the AmPro acquisition, the Company has renegotiated its borrowing costs. This reduction in borrowing costs combined with the increase in volume expected from the AmPro acquisition should help alleviate the tightening we, along with the entire industry, are feeling as a result of the flattening of the yield curve.

The new fiscal year has started off with robust loan origination volume for both UFMC and AmPro. We expect that the combined entity will fund $1.4 billion in mortgage loans in our first fiscal quarter ended July 31, 2005. On a proforma basis, this would represent a 56% increase over UFMC’s and AmPro’s combined originations during the first quarter ended July 31, 2004.”

Proforma Production Estimates for First Quarter

	First Quarter Ended July 31, 2005 (projected in millions)	First Quarter Ended July 31, 2004 (actual in millions)
UFMC Originations	$765	$471
AmPro Originations*	$630	$423
Combined Originations	$1,395	$894

*AmPro originations for 2005 exclude all originations prior to May 18, 2005

Mr. Khoshabe added, “Fiscal 2005 was a period of transition for the Company marked by significant accomplishment set against the backdrop of a challenging and volatile interest rate environment. Over the past year we successfully completed two accretive retail acquisitions that when combined with the AmPro acquisition, will double the loan originations of the Company. Throughout the year we were successful in reducing the Company’s funding costs, keeping overhead inline with our origination volume all while increasing our transaction count and continuing to create a production franchise. As we continue to manage the reality of today’s mortgage market, our continued challenge will be to balance growth opportunities while evaluating and aligning infrastructure costs with volume levels.”

Other News

Mr. Khoshabe concluded, “The acquisition and integration of AmPro’s prime wholesale origination business is moving forward as planned. We expect we will be able to close the acquisition in the third calendar quarter of this year. In the interim, we have signed a correspondent agreement with AmPro whereby AmPro has agreed to sell certain mortgage loans to UFMC.”

Conference Call

Management will host a conference call today at 3:30 p.m. Central (4:30 p.m. Eastern) to discuss the fiscal year-end operating results. The conference call will be accessible via a toll free number by dialing 888-396-2384 and providing the passcode 63133823. International callers dial 617-847-8711 and provide the same passcode. A replay of the call will be available from 6:30 p.m. Central June 30, 2005 to 11:59 p.m. Central July 1, 2005 by dialing 888-286-8010 and providing the replay passcode 48297013. International callers dial 617-801-6888 and use the replay passcode. The conference call will also be webcast live via the Internet. To listen to the live webcast, log on to the Company’s web site at www.ufmc.com and go to the Investor Information section.

About United Financial Mortgage Corp.
United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 41 retail offices and 8 wholesale operations centers across 16 states. For additional information, please visit the Company’s web site at www.ufmc.com.

            This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as “believe,”   “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, changes in demand for mortgage loans, the Company’s access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company’s retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management’s ability to manage the Company’s growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company’s market, changes in government regulations, the Company’s ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company’s market, other risk factors disclosed from time to time in the Company’s filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

For Further Information Contact:
Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206, Maitland, FL 32751, (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com

-- FINANCIAL TABLES FOLLOW --

UNITED FINANCIAL MORTGAGE CORP.
BALANCE SHEETS
As of April 30,
(Dollars in thousands, except share data)
(Unaudited)

	2005	2004
ASSETS
Cash and due from financial institutions	$453	$10,968
Interest-bearing deposits in financial institutions	17,181	1,933
Total cash and cash equivalents	17,634	12,901
Restricted cash	1,855	1,388
Certificates of deposit	0	434
Loans held for sale	228,686	223,634
Notes receivable—related parties	128	12
Mortgage servicing rights, net	21,349	16,438
Leasehold improvements and equipment, net	1,758	1,185
Goodwill	1,084	575
Prepaid expenses and other assets	3,742	2,053

Total assets	$276,236	$258,620

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Warehouse lines of credit	$230,731	$217,519
Accrued expenses and other liabilities	14,484	11,432
Total liabilities	245,215	228,951

Shareholders' equity
Preferred stock, 5,000,000 authorized, no par value, Series A redeemable shares, 63 issued and outstanding at April 30, 2005 and 2004 (aggregate liquidation preference of $315,000)	315	315
Common stock, no par value, 20,000,000 shares authorized, 6,164,543 shares issued at April 30, 2005 and 6,140,843 at April 30, 2004	18,761	18,687
Unearned stock compensation	(37)	—
Retained earnings	12,304	10,989
	31,343	29,991
Treasury stock, 176,700 shares at April 30, 2005 and 2004, at cost	(322)	(322)

Total shareholders’ equity	31,021	29,669

Total liabilities and shareholders’ equity	$276,236	$258,620

UNITED FINANCIAL MORTGAGE CORP.
STATEMENTS OF INCOME
For the Years ended April 30,
(Dollars in thousands, except share data)
(Unaudited)

	2005	2004
Revenues
Gain on sale of loans, net	$61,740	$59,433
Impairment of mortgage servicing rights	(1,796)	—
Loan servicing income, net	3,465	2,407
Interest income	12,760	7,950
Other income	714	364
Total revenues	76,883	70,154

Expenses
Salaries and commissions	50,757	46,770
Selling and administrative	16,334	11,126
Interest expense	7,157	4,006
Depreciation	361	291
Total expenses	74,609	62,193

Income before income taxes	2,274	7,961

Income taxes	920	3,186

Net income	1,354	4,775

Preferred stock dividends	38	38

Net income for common stockholders	$1,316	$4,737

Basic earnings per common share	$.23	$1.01

Diluted earnings per common share	$.22	$.97